EXHIBIT 4.1

GS MORTGAGE SECURITIES CORP.,

Depositor,

HOME LOAN SERVICES, INC.,

Servicer,

and

DEUTSCHE BANK NATIONAL TRUST COMPANY,

Trustee and Supplemental Interest Trust Trustee

AMENDMENT NO. 2 dated as of
NOVEMBER 16, 2007 TO THE

POOLING AND SERVICING AGREEMENT

DATED AS OF APRIL 1, 2007

FFMLT 2007-FFB-SS

MORTGAGE PASS-THROUGH CERTIFICATES,

SERIES 2007-FFB-SS

AMENDMENT NO. 2, dated as of November 16, 2007 (this “Amendment”), among GS MORTGAGE SECURITIES CORP., a Delaware corporation (the “Depositor”), HOME LOAN SERVICES, INC., a Delaware corporation, as servicer (the “Servicer”) and DEUTSCHE BANK NATIONAL TRUST COMPANY, a national banking association, as trustee (the “Trustee”) in connection with the Pooling and Servicing Agreement, dated as of April 1, 2007 (the “Agreement”), among the Depositor, the Servicer and the Trustee.  Capitalized terms not defined herein have the meanings assigned to them in the Agreement.

1.           This Amendment is effected pursuant to the first paragraph of Section 10.01 of the Agreement.

2.           Article I of the Agreement is hereby amended by deleting in its entirety the definition of “WAC Cap” and replacing it with the following:

WAC Cap:  With respect to any Distribution Date, a per annum rate equal to (i) (A) the weighted average of the Adjusted Net Mortgage Interest Rates then in effect on the beginning of the related Due Period on the Mortgage Loans (less, in the case of the Class A Certificates, the Premium Percentage) less (B) Net Swap Payments, if any, for that Distribution Date, and Swap Termination Payments (other than Defaulted Swap Termination Payments) owed to the Swap Provider, if any, for that Distribution Date, divided by the Stated Principal Balance of the Mortgage Loans then in effect on the beginning of the related Due Period, multiplied by 12, and (ii) with respect to each Class of Offered Certificates and the Class M-6 Certificates, multiplied by a fraction, the numerator of which is 30 and the denominator of which is the actual number of days in the related Interest Accrual Period related to such Distribution Date.  For federal income tax purposes, the equivalent of the foregoing shall be expressed as the weighted average of the REMIC II Remittance Rates on each REMIC II Regular Interest (other than REMIC II Regular Interest SWAP-IO, weighted on the basis of the Uncertificated Balance of each such REMIC II Regular Interest.

3.           Conditions Precedent to this Amendment:  The following conditions precedent to the effectiveness of this Amendment have been fulfilled:

(a)  The prior notice of this Amendment required by Section 10.01 of the Agreement has been given by the Depositor to each of the Rating Agencies, currently Standard & Poor's, a Division of the McGraw-Hill Companies, Inc. and Moody's Investors Service, Inc., and the Trustee hereby acknowledges receipt of copies thereof.

(b)  The opinions of counsel required by Section 10.01 of the Agreement have been received by the Trustee and the Certificate Insurer.

4.           This Amendment is subject to the terms of the Agreement as modified and supplemented herein.  The Agreement continues in full force and effect as modified herein and provided therein.

The undersigned have executed this Amendment as of the date hereof.

GS MORTGAGE SECURITIES CORP., as Depositor
By: /s/ Michelle Gill Name: Michelle Gill Title: Vice President

DEUTSCHE BANK NATIONAL TRUST COMPANY, solely as Trustee and Supplemental Interest Trust Trustee
By: /s/ Mei Nghia Name: Mei Nghia Title: Authorized Signer
By: /s/ Melissa Wilman Name: Melissa Whilman Title: Vice President
HOME LOAN SERVICES, INC., as Servicer
By: /s/ Steven A. Baranet Name: Steven A. Baranet Title: Vice President
PRIOR CONSENT HERETO IS HEREBY
GIVEN:

XL CAPITAL ASSURANCE INC.,
as Certificate Insurer

By:             /s/ Linda Kobrin
Name:       Linda Kobrin
Title:        Managing Director